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                                                                    Exhibit 99.1

                 [Letterhead of Quest Diagnostics Incorporated]




August 26, 2004


Mr. Kenneth W. Freeman
Chairman of the Board
Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, New Jersey 07071


Dear Mr. Freeman:

         Reference is made to the Amended and Restated Employment Agreement between you and Quest Diagnostics Incorporated (the "Company") dated as of January 1, 2003, as amended as of April 21, 2004 (the "Agreement"). Unless otherwise defined, all capitalized terms used herein shall have the meaning set forth in the Agreement.

         This letter serves to memorialize the agreement of the parties respecting the calculation of the Company Non-Qualified Benefit payable under the SRP pursuant to Section 7(b)(ii)(4) of the Agreement, as follows:

         1. You will be credited with (a) 37 years of service for purposes of benefit accrual as of June 30, 2004 (and will not be credited with any additional years of service during the remaining term of the Agreement), and (b) the amount of $3,223,046 will be used for eligible compensation for the year 2004 (representing the amounts, including the target bonus and special bonus, that you would receive under the Agreement during 2004 if you remain employed through December 14, 2004, regardless of whether you actually remain employed through that date, or receive these sums).

         2. You will be credited with an additional $7,142 in the annual Normal Form of Benefit (representing the additional annual benefit that you would have been entitled to receive under the SRP if you had been allowed to contribute, and had made, the maximum amount of voluntary contributions permitted under the Corning Incorporated Pension Plan for Salaried Employees (the "Corning Plan").

         3. As soon as practicable after the execution of this amendment, the Company will pay to you in cash the amount of $78,745 (subject to withholding for all applicable withholding taxes) in settlement of a disagreement with respect to the impact on your benefit under the SRP of mandatory contributions required under the Corning Plan (which amount is net of the amount of voluntary contributions that you could have




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contributed to the SRP as described in the preceding paragraph, and net of the past overpayments to you which resulted from an unaccounted for reduction in match under the Corning Investment plan). This amount is for periods prior to 2003. Additional cash payments will be made after the reconciliations are performed for 2003 and 2004, with the cash payment to be calculated in conformance with the formula utilized in determining the amount of $78,745 paid for periods prior to 2003.

         4. Unless otherwise expressly provided for herein, the terms and conditions of the Agreement shall remain in full force and effect. This agreement may not be modified or amended unless evidenced by a writing signed by you and a duly authorized representative of the Company.

         5. This letter may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

         Please indicate your agreement to the foregoing by signing this letter as indicated below.

                                     QUEST DIAGNOSTICS INCORPORATED


                                     By: /s/ David W. Norgard
                                         ---------------------------------------
                                         Name:  David W. Norgard
                                         Title: Vice-President - Human Resources



Accepted and agreed:

/s/ Kenneth W. Freeman
-----------------------
Kenneth W. Freeman